UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2021

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Brickell Key Drive, Suite 300, Miami, FL	33131
(Address of principal executive offices)	(Zip Code)

(888) 798-9100

(Registrant's telephone number, including area code)

Commission File No. 001-37954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PIXY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2021, the board of directors (the “Board”) of ShiftPixy, Inc. (the “Company”) approved salary increases for Scott W. Absher, the Company’s Chief Executive Officer and a director, to $1,000,000 on an annual basis, from $764,673; Domonic J. Carney, the Company’s Chief Financial Officer, to $750,000 on an annual basis, from $474,152; Robert S. Gans, the Company’s General Counsel, to $750,000 on an annual basis, from $474,152; and Amanda Murphy, the Company’s current Director of Operations and a director, to $500,000 on an annual basis, from $264,152, to coincide with her promotion to the position of Chief Operating Officer of the Company, all of which will be effective as of January 1, 2022. In addition, the Board approved discretionary bonuses of $500,000 to Mr. Absher, of which 50% was payable upon Board approval and 50% shall be payable on January 1, 2022, and $150,000 to each of Messrs. Carney and Gans, which shall be payable on January 1, 2022. The salary increases and discretionary bonuses described above are contingent upon the consummation of the initial public offering of a special purpose acquisition company sponsored by ShiftPixy Investments Inc., a wholly-owned subsidiary of the Company, which condition was satisfied by the closing of the initial public offering of Industrial Human Capital Inc. (NYSE: AXHU) on October 22, 2021.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On October 22, 2021, the Board approved a one-time limited waiver under the Company’s Insider Trading Policy (the “Trading Policy”) that is incorporated into the Company’s Code of Conduct to allow Mr. Absher to pledge certain of his shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), as collateral for a non-recourse loan on December 8, 2021. The waiver relates to certain provisions of the Trading Policy that require directors, officers, employees and consultants of the Company to trade the Company’s securities only during certain “trading window” periods. After due consideration and a review of the facts and circumstances, including a determination that the transaction in question did not present the opportunity for insider trading that the Trading Policy was intended to prevent, the Board believed that the waiver was appropriate in this limited case.

Item 8.01	Other Events

Industrial Human Capital, Inc. Initial Public Offering

On October 22, 2021, the Company announced the completion of the initial public offering (“IPO”) of Industrial Human Capital, Inc. (“IHC”), a special purpose acquisition company (SPAC) sponsored by the Company through its wholly-owned subsidiary, ShiftPixy Investments, Inc. Pursuant to the IPO, IHC sold 11,500,000 units to the public at a price of $10 per unit, with each unit consisting of one share of IHC common stock and one redeemable warrant, with each whole warrant exercisable to purchase one share of IHC common stock at a price of $11.50 per share, subject to adjustment. This includes the exercise in full by the underwriters of their over-allotment option to purchase up to an additional 1,500,000 units. The units are listed on the New York Stock Exchange and began trading under the ticker symbol “AXHU” on October 20, 2021.

Cancellation of Preferred Options

On October 22, 2021, the Company cancelled 11,790,000 options previously issued to J. Stephen Holmes to acquire shares of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), at an exercise price of $0.0001 per share (the “Preferred Options”). As previously disclosed, in September 2016, Messrs. Absher and Holmes, the founding shareholders of the Company, were granted the Preferred Options, the number of which was based upon the number of shares of Common Stock, held by Messrs. Absher and Holmes at that time. Mr. Absher previously exercised 12,500,000 Preferred Options for Preferred Stock on June 4, 2020, which were immediately converted into Common Stock on a one-for-one basis and are subject to a two-year lockup from the date of conversion which restricts the ability of Mr. Absher to sell or transfer any shares of Common Stock. As of the date of this Current Report on Form 8-K, Mr. Absher owns 12,500,000 Preferred Options which were granted on August 13, 2021, and which are only exercisable upon the occurrence of certain events, as set forth below.

Each outstanding Preferred Option is exercisable for a period of twenty-four months upon (i) the acquisition of a Controlling Interest (as defined below) in the Company by any single shareholder or group of shareholders acting in concert, other than Mr. Absher, or (ii) the announcement of (x) any proposed merger, consolidation, or business combination in which the Common Stock is changed or exchanged, or (y) any sale or distribution of at least 50% of the Company’s assets or earning power, other than through a reincorporation. Each share of Preferred Stock is convertible into Common Stock on a one-for-one basis. “Controlling Interest” means the ownership or control of outstanding voting shares of the Company sufficient to enable the acquiring person, directly or indirectly and individually or in concert with others, to exercise one-fifth or more of all the voting power of the Company in the election of directors or any other business matter on which shareholders have the right to vote under the Wyoming Business Corporation Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

SHIFTPIXY, INC.

Date: October 27, 2021	By:	/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer and Director